News Release

Firsthand Technology Value Fund Discloses Preliminary NAV of $21.75 Per Share as of March 31, 2016

Top Holdings Include IntraOp Medical, Pivotal Systems, QMAT,
Wrightspeed, and Turn

San Jose, CA, April 20, 2016 –Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, disclosed today that its top five holdings as of March 31, 2016 were IntraOp Medical, Pivotal Systems, QMAT, Wrightspeed, and Turn.

1.	IntraOp Medical Corp. is the manufacturer of the Mobetron, a medical device that is used to deliver intra-operative radiation to cancer patients. As of March 31, 2016, the Fund’s investment in IntraOp consisted of 26,856,187 shares of preferred stock plus debt securities and represented approximately 15.9% of the Fund’s preliminary net assets.

2.	Pivotal Systems, Inc. provides monitoring and process control technologies for the semiconductor manufacturing industry. As of March 31, 2016, the Fund’s investment in Pivotal consisted of 27,270,713 shares of preferred stock plus debt securities and warrants to purchase additional shares represented approximately 14.3% of the Fund’s preliminary net assets.

3.	QMAT, Inc. is developing advanced materials technologies for applications in the electronics industry. As of March 31, 2016, the Fund’s investment in QMAT consisted of 14,000,240 shares of preferred stock plus warrants to purchase additional shares, and represented approximately 8.7% of the Fund’s preliminary net assets.

4.	Wrightspeed, Inc. is a supplier of electric drivetrains for medium-duty trucks. As of March 31, 2016, the Fund’s investment in Wrightspeed consisted of 3,819,451 shares of preferred stock, and represented approximately 7.7% of the Fund’s preliminary net assets.

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5.	Turn Inc. is a leading provider of advertising technology to Fortune 1000 marketers and their agencies. As of March 31, 2016, the Fund’s investment in Turn consisted of 1,798,562 shares of preferred stock and represented approximately 5.6% of the Fund’s preliminary net assets.

The Fund’s preliminary net assets as of March 31, 2016 include cash of approximately $2.52 per share and also reflect the proceeds from the sale during the first quarter of the Fund’s interest in Tapad. As of March 31, 2016, the Fund’s top five holdings constituted 52.2% of the Fund’s preliminary net assets. Complete financial statements and a detailed schedule of investments will be made available with the Fund’s quarterly report filing on Form 10-Q in May 2016.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks, some of which are highlighted below. Please see the Fund’s public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski
Firsthand Capital Management, Inc.
(408) 624-9525
vc@firsthandtvf.com